UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2009

Helix Energy Solutions Group, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	001-32936	95-3409686
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 North Sam Houston Parkway East, Suite 400 Houston, Texas (Registrant’s	77060
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 281-618-0400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Helix Energy Solutions Group, Inc. (the “Company”) previously reported in its Current Report on Form 8-K filed June 1, 2009, that it had commenced a secondary public offering of 20 million shares of the common stock of Cal Dive International, Inc. (“Cal Dive”), its majority owned subsidiary (the “Offering”). The Company also reported that, on May 29, 2009, it had entered into a definitive stock repurchase agreement with Cal Dive to sell to Cal Dive that number of shares of Cal Dive’s common stock equal to $14 million divided by the price per share at which the Company sold shares in the Offering (the “Stock Repurchase Transaction”).

On June 10, 2009, the Offering was consummated at a price per share of $8.50. Simultaneously with that closing, the Company consummated the Stock Repurchase Transaction, and in connection therewith, sold 1,647,058 shares of its common stock at a price per share of $8.50. The Company will use the proceeds of the Offering and the Stock Repurchase Transaction for general corporate purposes. Following the Offering and the Stock Repurchase Transaction, the Company owns 26,294,964 shares, representing approximately 28.38% of Cal Dive’s issued and outstanding shares. The underwriters of the Offering have an option to purchase an additional 3.0 million shares to cover over-allotments, if any.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2009

HELIX ENERGY SOLUTIONS GROUP, INC.

By: /s/ Anthony Tripodo
Anthony Tripodo
Executive Vice President and Chief Financial Officer